Exhibit 99.1

Contact: Casey Stegman
Investor Relations
214-987-4121

Forbes Energy Services Reports 2016 Second Quarter Financial Results

ALICE, Texas (August 15, 2016) -- Forbes Energy Services Ltd. (NASDAQ: FES) today announced financial and operating results for the three months ended June 30, 2016.

Selected financial information for the quarter ended June 30, 2016:

•	Consolidated revenues were $28.4 million for the second quarter of 2016, compared to $31.9 million for the first quarter of 2016.

•
Gross margin (revenues less operating expenses excluding depreciation, amortization and impairment of assets) decreased to $1.8 million in the second quarter of 2016, compared to $2.1 million in the first quarter of 2016. Gross margin percentage was 6.4% of revenues in both the first and second quarters of 2016.

•
GAAP net loss attributable to common shares, which includes a $14.5 million impairment of assets as noted below in the Impairment section, was $38.9 million, or $1.75 per diluted share, for the second quarter of 2016, compared to $24.7 million, or $1.11 per diluted share, for the first quarter of 2016. Net loss attributable to common shares, excluding the impairment of assets, was $24.4 million, or $1.09 per diluted share.

•	Adjusted EBITDA(1) totaled $(3.6) million in the second quarter of 2016, compared to $(3.9) million in the first quarter of 2016.

(1) Adjusted EBITDA, a non-GAAP financial measure, is defined by the Company as loss from operations before interest, taxes, depreciation, amortization, impairment of assets and non-cash share-based compensation. For a reconciliation of such measure to net loss, please see the disclosures at the end of this release and on the Company’s website.

Overview

With the Company’s release of its second quarter results, President and CEO of Forbes Energy Services, John Crisp, commented, “We continue to see an incremental decline in revenue and gross margin as indicated by the company’s second quarter performance. Consolidated revenues decreased nearly 11.0% from the first quarter, while gross margins decreased 11.6% quarter-over-quarter. The bright spot during this time was our management’s ability to do more with less and their continued efforts to reduce overhead costs and gain efficiencies in operations, which translated into a slightly higher gross margin percentage.

“As we move into the third quarter, market behavior is erratic, but as expected considering the lack of stability in commodity prices. From a broad scale perspective, there may be a more positive attitude coming from geo-specific upticks in utilization, but pricing is expected to remain stagnant at depressed levels through the remainder of the year. We are learning to operate in a new paradigm and are adjusting our organizational and cost structure to align with the constricted market. A significant advantage we have is our loyal and dedicated employee base, including our frontline operators all the way through our senior management. Our team’s execution has been beyond expectation and we are very appreciative of their efforts.”

Recent Developments

On June 15, 2016, the Company elected not to make the $12.6 million semi-annual interest payment due on the 9% senior notes due 2019, or the 9% Senior Notes. The indenture governing the 9% Senior Notes, or the 9% Senior Indenture, provides that the failure to make such interest payment constitutes an event of default after a 30-day cure period. The Company has not paid the interest payment. Accordingly, an event of default under the 9% Senior Indenture occurred, which would give the trustee or the holders of at least 25% of principal amount of 9% Senior Notes the option to declare all the 9% Senior Notes due and payable immediately. Additionally, such failure to make the interest payment within the 30-day cure period also constituted an event of default under the Company’s existing loan and security agreement, or the Loan Agreement, with certain lenders and Regions Bank, as agent for the secured parties, or the Agent, which would allow the Agent to declare the Company’s obligations under the Loan Agreement immediately due and payable and to exercise the Agent’s and the lenders other rights under the Loan Agreement.

On July 15, 2016, the Company and its domestic subsidiaries, or the Guarantor Subs, entered into a forbearance agreement with holders of a majority of the 9% Senior Notes pursuant to the 9% Senior Indenture. That forbearance agreement has subsequently been joined by other holders of the 9% Senior Notes such that 62.1% of the holders of the 9% Senior Notes, or the Forbearing Holders, are now parties to the forbearance agreement, or the Indenture Forbearance Agreement. Pursuant to the Indenture Forbearance Agreement, the Forbearing Holders have agreed to forbear, during the Indenture Forbearance Period (as defined below), from exercising default remedies or accelerating any indebtedness under the 9% Senior Indenture resulting from the Company’s failure to make its semi-annual interest payment due on June 15, 2016 on the 9% Senior Notes. The forbearance period, or the Indenture Forbearance Period, under the Indenture Forbearance Agreement will expire on the earlier to occur of (i) 11:59 p.m. prevailing Central Time on September 16, 2016 and (ii) certain other specified events under the terms of the Indenture Forbearance Agreement.

Additionally, on July 15, 2016, FES Ltd. and the Guarantor Subs, entered into a forbearance agreement and an amendment, or the Loan Forbearance Agreement, to the Loan Agreement. Pursuant to the Loan Forbearance Agreement, the Agent and the lenders, or the Loan Forbearing Parties, have agreed to forbear, during the Loan Forbearance Period (as defined below), from exercising default remedies or accelerating any indebtedness under the Loan Agreement resulting from the Company’s failure to make its semi-annual interest payment due on June 15, 2016 on the 9% Senior Notes. The forbearance period, or the Loan Forbearance Period, under the Loan Forbearance Agreement will expire on the earlier to occur of (i) 5:01 p.m. prevailing Dallas, Texas time on October 14, 2016 and (ii) certain other specified events under the terms of the Loan Forbearance Agreement. In connection with the Loan Forbearance Agreement, the Company is required to maintain cash on deposit of no less than $17.5 million with Agent, and the lenders under the Loan Agreement are not obligated to make additional advances.

The Company and the Guarantor Subs entered into the Indenture Forbearance Agreement and the Loan Forbearance Agreement, or the Forbearance Agreements, to provide the Company and the Guarantor Subs with time to continue discussions with the

Forbearing Holders and the Loan Forbearing Parties with respect to a proposed capital restructuring of the Company, which are ongoing.

Impairment

During the second quarter of 2016, the Company experienced a triggering event resulting from the continuing decline in operating revenues due to an industry-wide slowdown, which began in the second half of 2014. As a result, the Company assessed all of its long-lived assets for impairment and an impairment loss of $14.5 million was recorded relating to the intangibles in the fluid logistics segment.

Results of Operations

Revenues for the Company declined 11.0% from $31.9 million in the first quarter of 2016 to $28.4 million in the current reporting quarter as a result of the continued decline in oil and gas drilling and production activity.

Year-over-year, the weekly U.S. land rig count fell approximately 51.0% from 859 at the end of the second quarter of 2015, to 421 at the end of the second quarter of 2016. Rig counts in the state of Texas dropped 46.3% over the same period, from 361 at the end of the second quarter of 2015, to 194 at the end of the second quarter of 2016. As a result, utilization and pricing continued a downward trend in the second quarter of 2016.

Gross margin decreased to $1.8 million in the second quarter of 2016, compared to $2.1 million in the first quarter of 2016. Gross margin, as a percent of revenues, was 6.4% in each quarter. Gross margin dollars decreased at a slightly lower rate than the decrease in revenues, while gross margin percentage remained flat, which reflects continued cost-reduction efforts.

Well Servicing and Fluid Logistics hours increased by 7.3% and 9.1%, respectively, from the first quarter of 2016 to the second quarter of 2016. This increase in utilization was offset by continued pricing pressures and mix of work performed, which resulted in lower revenues for the current quarter.

Management continues to analyze and reduce labor and non-core expenses and close and consolidate certain operating locations. The Company intends to continue its efforts to reduce costs, streamline administrative and operations functions and re-size and re-allocate the asset base to adapt to market demand.

Consolidated direct operating expenses for the three months ended June 30, 2016, were $26.6 million, compared to $29.9 million in the prior quarter.

Uses of capital have been limited to funding critical operations and the absorption of previously leased equipment.

Well Servicing Segment

The Well Servicing segment comprised 59.1% of consolidated revenues for the three months ended June 30, 2016. Segment revenues decreased by $1.9 million, or 10.2%, to $16.8 million, compared to $18.7 million in the first quarter of 2016. Rates continued to decrease through the quarter ended June 30, 2016, as a result of pricing pressure.

Well Servicing gross margin decreased to $1.1 million in the second quarter of 2016, from $2.0 million in the first quarter of 2016. As a percentage of revenues, gross margin decreased to 6.7% in the second quarter of 2016, compared to 10.6% in the first quarter of 2016. This decrease in margin was primarily driven by lower pricing, as well as revenues decreasing more quickly than variable costs.

The Company recorded 40,459 well service hours in the second quarter of 2016, compared to 37,703 hours in the first quarter of 2016. Capital expenditures in the Well Servicing segment for the quarter ended June 30, 2016, were $720 thousand and consisted of purchases of previously leased vehicles.

As of June 30, 2016, the Company had a fleet of 173 well service rigs, six coiled tubing spreads and related equipment.

Fluid Logistics Segment

The Fluid Logistics segment comprised 40.9% of consolidated revenues for the three months ended June 30, 2016. Segment revenues decreased by $1.6 million, or 12.1%, to $11.6 million compared to $13.2 million in the first quarter of 2016. The revenue decrease between the quarters resulted from a lower composite rate, which was partially offset by increased hours.  The lower composite rate resulted from a larger percentage of revenues generated from fluid hauling as compared to revenues from other higher-priced heavy trucks.

Fluid Logistics gross margin increased to $684 thousand in the second quarter of 2016, from $57 thousand in the first quarter of 2016. As a percentage of revenues, gross margin increased to 5.9% in the second quarter of 2016, compared to 0.4% in the first quarter. This increase was primarily driven by management’s continued focus on cost savings, consolidation of locations, and resource optimization.

The Company recorded 106,015 truck hours during the second quarter of 2016, compared to 97,195 hours in the first quarter of 2016. The Company’s heavy truck fleet totaled 556 at June 30, 2016, which included 447 vacuum trucks. Capital expenditures for the Fluid Logistics segment were approximately $2.4 million for the quarter ended June 30, 2016, and consisted primarily of purchases of previously leased heavy trucks and other vehicles.

Liquidity and Capital Resources

As of June 30, 2016, the Company had $68.6 million in cash and cash equivalents and $298.8 million in contractual debt and capital leases. The $298.8 million in contractual debt was comprised of $277.2 million in senior notes ($280 million face amount) net of deferred financing costs, $6.6 million in capital leases on equipment and insurance notes, and $15.0 million drawn on its revolving credit facility. Of the total debt, $1.3 million was classified as long-term debt and $297.5 million was classified as current debt. The $6.6 million in equipment and insurance notes consisted of $5.0 million in equipment notes and $1.6 million in insurance notes related to the Company’s general liability, workers compensation, and other insurances.

As of August 10, 2016, the Company had $54.4 million in unrestricted cash. In addition to the $15.0 million drawn on its secured credit facility, the Company has letters of credit outstanding in the amount of $10.7 million primarily related to insurance policies. Pursuant to the Loan Forbearance Agreement, the Company is required to cash collateralize such letters of credit. Also pursuant to the Loan Forbearance Agreement, the Company is required to maintain cash on deposit of no less than $17.5 million with Agent, and the lenders under the Loan Agreement are not obligated to make additional advances.

Absent the effect of the event of default resulting from the non-payment of interest due on June 15, 2016, on the 9% Senior Notes and the related Loan Forbearance Agreement, the borrowing availability under the credit facility would be $49.3 million.

Net cash used in operating activities totaled $5.3 million for the three months ended June 30, 2016, compared to net cash provided by operating activities of $7.5 million in the previous quarter. The decrease in cash provided by operating activities was primarily a combination of a larger net loss in the second quarter of 2016, compared to the first quarter of 2016, coupled with a reduction in cash provided by the change in accounts receivable. This was largely offset by the Company's election not to make its $12.6 million semi-annual interest payment due on the 9% Senior Notes on June 15, 2016.

Cash used in investing activities was $2.9 million for the three months ended June 30, 2016, compared to $3.0 million in the previous quarter. As noted above, capital expenditures during the three months ended June 30, 2016, amounted to $3.2 million, which was comprised of expenditures in the Company’s Fluid Logistics segment of approximately $2.4 million and $720 thousand for the Well Servicing segment.

Cash used in financing activities for the three months ended June 30, 2016, and for the previous quarter was $1.0 million and $1.3 million, respectively, consisting primarily of payments on equipment notes.

Conference Call

The Company will host a conference call to discuss its second quarter results at 9:30 a.m. Eastern Time (8:30 a.m. Central) Monday, August 15, 2016. To access the call, please dial (877) 303-1298 and provide the Conference ID: 63891133. The conference call will also be broadcasted live via the Internet and will be accessible through the "Investor Relations" page of the Company's Website, www.forbesenergyservices.com.

At the conclusion of the call, a replay will be available until August 29, 2016. To access the replay of the call, dial (855) 859-2056 and provide the same Conference ID. A webcast archive will be available at www.forbesenergyservices.com shortly after the call and will be accessible for approximately 14 days.

About Forbes Energy Services

Forbes Energy Services Ltd. is an independent oilfield services contractor that provides a broad range of drilling-related and production-related services to oil and natural gas companies, primarily onshore in Texas and Pennsylvania. More information on the Company can be found by visiting www.forbesenergyservices.com.

Forward-Looking Statements and Regulation G Reconciliation

This press release includes certain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements can generally be identified by the appearance in such a statement of words like “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project” or “should” or other comparable words or the negative of these words. When you consider our forward-looking statements, you should keep in mind the risk factors we describe and other cautionary statements we make in our Annual Report on Form 10-K for the year ended December 31, 2015. Our forward-looking statements are only predictions based on expectations that we believe are reasonable. Our actual results could differ materially from those anticipated in, or implied by, these forward-looking statements as a result of known risks and uncertainties set forth below and in such Annual Report on Form 10-K. These factors include or relate to the following: the effect of the industry-wide downturn in energy exploration and development activities; continuing incurrence of operating losses due to such downturn; our ability to successfully complete a capital restructuring; the willingness of the counterparties to our revolving credit facility and our indenture to continue to forbear under such debt agreements; oil and natural gas commodity prices; market response to global demands to curtail use of oil and natural gas; spending by the oil and natural gas industry; supply and demand for oilfield services and industry activity levels; our ability to maintain stable pricing; our level of indebtedness; possible impairment of our long-lived assets; our ability to maintain stable pricing; the impact of excess capacity for current industry conditions; competition; substantial capital requirements; significant operating and financial restrictions under our indenture and revolving credit facility; technological obsolescence of operating equipment; dependence on certain key employees; concentration of customers; substantial additional costs of compliance with reporting obligations, the Sarbanes-Oxley Act and indenture covenants; seasonality of oilfield services activity; collection of accounts receivable; environmental and other governmental regulation, including potential climate change legislation; the potential disruption of business activities caused by the physical effects, if any, of climate change; risks inherent in our operations; ability to fully integrate future acquisitions; variation from projected operating and financial data; variation from budgeted and projected capital expenditures by our customers; volatility of global financial markets; and the other factors discussed under “Risk Factors” in its Annual Report on Form 10-K for the year ended December 31, 2015. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. To the extent these risks, uncertainties and assumptions give rise to events that vary from our expectations, the forward-looking events discussed in this press release may not occur. All forward-looking statements attributable to us are qualified in their entirety by this cautionary statement.

The Company’s financial statements and management’s discussion and analysis of financial condition and results of operations will be found in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2016, which will be submitted for filing on or about August 15, 2016, with the Securities and Exchange Commission and posted on the Company’s Website and in its Annual Report on Form 10-K for the year ended December 31, 2015.

This press release also contains references to the non-GAAP financial measure of Adjusted EBITDA. For a reconciliation of such measure to net income (loss), please see the table at the end of this release. Management’s opinion regarding the usefulness of Adjusted EBITDA to investors and a description of the ways in which management uses such measure can be found in the Company’s annual report on Form 10-K for the year ended December 31, 2015 and on the “Investor Relations” page of the Company’s Website.

Forbes Energy Services Ltd.
Selected Statement of Operations Data
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Revenues
Well servicing	$16,796	$39,030	$35,509	$90,216
Fluid logistics	11,615	23,780	24,833	56,927
Total revenues	28,411	62,810	60,342	147,143

Expenses
Well servicing	15,668	29,236	32,388	65,610
Fluid logistics	10,931	17,876	24,092	42,036
General and administrative	5,420	8,797	11,476	18,077
Depreciation and amortization	13,670	13,759	27,159	27,922
Loss on impairment of assets	14,512	—	14,512	—
Total expenses	60,201	69,668	109,627	153,645
Operating loss	(31,790)	(6,858)	(49,285)	(6,502)

Other income (expense)
Interest expense, net	(6,905)	(6,771)	(13,829)	(13,636)
Pre-tax loss	(38,695)	(13,629)	(63,114)	(20,138)
Income tax (benefit) expense	(9)	(4,881)	40	(6,956)
Net loss	(38,686)	(8,748)	(63,154)	(13,182)
Preferred shares dividends	(194)	(194)	(388)	(388)
Net loss attributable to common shareholders	$(38,880)	$(8,942)	$(63,542)	$(13,570)

Loss per share of common stock
Basic and diluted	$(1.75)	$(0.41)	$(2.86)	$(0.62)
Weighted average number of shares outstanding
Basic and diluted	22,214	21,987	22,213	21,948

Forbes Energy Services Ltd.
Selected Balance Sheet Data
(Unaudited)

	June 30,	December 31,
	2016	2015
Cash	$68,627	$74,611
Accounts receivable, net	15,725	26,486
Property and equipment, net	255,257	277,029
Working capital	(239,131)	65,365
Total assets	351,206	409,154
Total debt	298,753	305,041
Shareholders' equity	3,837	67,379

Forbes Energy Services Ltd.
Selected Operating Data

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Rig hours	40,459	74,725	78,162	163,710

Truck hours	106,015	182,898	203,210	421,845

Forbes Energy Services Ltd.
Reconciliation of Net Loss to Adjusted EBITDA
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net loss	$(38,686)	$(8,748)	$(63,154)	$(13,182)
Depreciation and amortization	13,670	13,759	27,159	27,922
Impairment of assets	14,512	—	14,512	—
Interest expense, net	6,905	6,771	13,829	13,636
Income tax (benefit) expense	(9)	(4,881)	40	(6,956)
Non-cash share-based compensation	57	510	127	629
Adjusted EBITDA	$(3,551)	$7,411	$(7,487)	$22,049